Exhibit 99.1


FOR IMMEDIATE RELEASE                               CONTACT: Mary K. Talbot
                                                             (401) 245-8819


               Slade's Ferry Bancorp to Webcast Annual Meeting


      SOMERSET, Mass. (May 4, 2004) -- Slade's Ferry Bancorp, (NASDAQ small cap: SFBC) parent company of Slade's Ferry Trust Company will offer a live webcast of the company's annual meeting which will be held at the University of Massachusetts Advanced Technology & Manufacturing Center, 151 Martine Street, Fall River, Massachusetts, on Wednesday, May 11.

      Shareholders, analysts and the public at large are invited to visit www.sladesferrybank.com, beginning at 10:00 a.m. EST, to hear the formal meeting and analysis of the company's financial performance for fiscal year 2004.

      A re-broadcast of the audio presentation will also be available on the company's web site under "shareholder information" indefinitely after the meeting.

      Slade's Ferry Bancorp was founded to serve community banking needs with both personal and commercial products and services. With more than $550 million in assets and nine retail branches in southeastern Massachusetts, Slade's Ferry is a trusted community partner to both business and personal banking customers. Slade's Ferry Bancorp can be found on the web at www.sladesferry.com and in seven Massachusetts communities:
Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset, and
Swansea.

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